Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6700 Facsimile +1.847.913.8766 www.zebracorporation.com

FOR IMMEDIATE RELEASE

Zebra Technologies Corporation Adopts Stockholder Rights Plan

        Vernon Hills, IL, March 13, 2002—Zebra Technologies Corporation (Nasdaq: ZBRA) today announced that its Board of Directors adopted a Stockholder Rights Plan under which preferred stock purchase rights will be distributed at the rate of one Class A Right for each outstanding share of the company's Class A Common Stock, and one Class B Right for each outstanding share of the company's Class B Common Stock to stockholders of record on March 15, 2002.

        Edward Kaplan, Zebra's Chairman and Chief Executive Officer, stated, "The Board adopted the new Plan to protect against possible abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan was not adopted in response to any specific effort to acquire control of the company, and the Board is not aware of any such effort. The Plan is intended to assure that all stockholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the company."

        Mr. Kaplan continued, "The Plan is designed to deal with the very real issue of unilateral actions by hostile acquirors. These actions are calculated to deprive a company's Board and its stockholders of their ability to determine the destiny of their company. The Plan is not intended to prevent an acquisition of the company on terms that are favorable and fair to all stockholders."

        Generally, the Rights will not be triggered unless a person or group acquires 15% or more of the company's outstanding common stock or announces a tender offer, upon consummation of which such person or group would own 15% or more of the outstanding common stock.

        The Rights will expire in ten years unless earlier redeemed or terminated. The Plan contains a provision, however, whereby a committee of the company's independent directors will review the Plan at least every three years and decide upon its continuation or revocation. The company generally may amend the Plan or redeem the Rights at $0.001 per Right at any time prior to the time a person or group has acquired 15% of the company's outstanding common stock.

        Additional detail regarding the Plan will be outlined in a summary to be mailed to all stockholders following the record date. A copy of the Rights Agreement will be filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A.

        Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions to businesses and governments in more than 90 countries around the world. A broad range of applications benefit from Zebra®-brand thermal bar code label and receipt printers and Eltron®-brand card printers, resulting in enhanced security, increased productivity, improved quality, lower costs and better customer service. The company, with an installed base of more than two million printers, also offers software, connectivity solutions and printing supplies. Information about Zebra Technologies can be found at www.zebracorporation.com.

For Information, Contact:

Charles R. Whitchurch
Chief Financial Officer
Zebra Technologies Corporation
Phone: 847.634.6700
Fax: 847.821.2545